EXHIBIT 99

FARMER MAC NEWS

FOR IMMEDIATE RELEASE	CONTACT
November 9, 2009	Mary Waters
Farmer Mac
202-872-7700

Farmer Mac Reports Third Quarter
GAAP Earnings of $18 Million

Balance Sheet Further Strengthened as
Capital Surplus Reaches $126 Million

Washington, DC – The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A) today reported continued progress during third quarter 2009,  as the Corporation showed strong GAAP earnings for the third straight quarter, improved its risk bearing capacity and strengthened its balance sheet.

For third quarter 2009, Farmer Mac’s net income available to common stockholders was $17.9 million ($1.74 per diluted common share), compared to the third quarter 2008 net loss of $106.1 million ($10.55 per diluted common share).  Third quarter results bring Farmer Mac’s net income for the nine months ended September 30, 2009 to $76.8 million, compared to a net loss for the same period in 2008 of $93.0 million.  Farmer Mac’s core earnings were $1.3 million and $10.8 million, respectively, for the three and nine month periods ended September 30, 2009, compared to losses of $90.4 million and $72.7 million, respectively, for the three and nine month periods ended September 30, 2008.  Third quarter 2009 core earnings were driven by increased guarantee and commitment fees and net interest spread.  Third quarter 2009 GAAP and core earnings were reduced by provisions for losses of $3.2 million, compared with recoveries of $6.2 million of previously recorded provisions for losses in second quarter 2009.  For the nine months ended September 30, 2009, the net provisions for losses totaled $3.0 million, compared to provisions of $0.6 million for the same nine-month period in 2008.

Farmer Mac President and Chief Executive Officer Michael Gerber stated, “We continue to make strides to improve the risk bearing capacity of the Corporation and strengthen the balance sheet while remaining focused on fulfilling our mission.  Our capital surplus has grown to $126 million, up from $100 million as of June 30, 2009 and $13 million as of December 31, 2008.  At the same time, during third quarter 2009, Farmer Mac added $708 million to its portfolio of loans, guarantees and commitments and as of September 30th that portfolio stands at $10.8 billion, compared to $10.4 billion as of June 30, 2009.   With lenders in both the agricultural and rural utilities sectors continuing to face capital markets and economic challenges, Farmer Mac represents an important source of liquidity and capital and risk management to help lenders meet the borrowing needs of their customers.”

Farmer Mac’s non-performing assets decreased to $84.8 million (1.94 percent of the portfolio) as of September 30, 2009, down from $97.1 million (2.17 percent) as of June 30, 2009.  90-day delinquencies were $59.4 million (1.36 percent of the portfolio) as of September 30, 2009, up from $42.3 million (0.95 percent) as of June 30, 2009, but below the $86.2 million level as of March 31, 2009 (1.90 percent of the portfolio).  The lower levels of non-performing assets and delinquencies as of September 30, 2009 from earlier dates in the year reflect in part the sale of three ethanol facilities that had previously been classified as real estate owned.  Much of the remainder of the portfolio continues to benefit from the cumulative strong performance of the U.S. agricultural economy over the past several years, which has enabled most agricultural producers in stressed industries to manage current economic pressures and meet their obligations on mortgage loans.  Nonetheless, based on the potential decline in the profitability of certain agricultural industries, such as dairy and the protein sector (e.g., cattle, poultry and pork producers), Farmer Mac expects that delinquencies will remain within Farmer Mac’s historical experience, but likely greater than Farmer Mac’s historical averages, for the remainder of 2009 and beyond.

Farmer Mac’s effective net interest spread was 93 basis points ($11.9 million) for third quarter 2009, compared to 82 basis points ($9.9 million) for second quarter 2009 and 87 basis points ($12.3 million) for third quarter 2008.  With the disruptions in the financial markets during late 2008 and early 2009, net interest spreads widened dramatically, whereas in recent quarters, that net interest rate spread has returned to more historical norms.  As of September 30, 2009, Farmer Mac’s effective duration gap was plus 0.6 months, compared with minus 2.4 months as of December 31, 2008.

Farmer Mac uses core earnings, a non-GAAP disclosure, to measure corporate economic performance and develop financial plans because, in management’s view, core earnings more accurately represent Farmer Mac’s economic performance, transaction economics and business trends before the effects on earnings of changes in the fair values of financial derivatives and trading assets.  Farmer Mac’s disclosure of this non-GAAP measure is not intended to replace GAAP information but, rather, to supplement it.

A reconciliation of Farmer Mac’s GAAP net income/(loss) available to common stockholders to core earnings is presented in the following table.  Due to the significant other-than-temporary impairment losses recorded on investments in prior year periods, that reconciliation is supplemented by a further adjustment for impairment losses on investments to assist in the comparison of results to prior periods.

Reconciliation of GAAP Net Income/(Loss) Available to Common	Stockholders to Core		Earnings
	Three Months Ended			Three Months	Ended	Nine Months Ended		Nine Months	Ended
	September 30, 2009			September 30, 2008		September 30, 2009		September 30,	2008
	(in thousands, except per share amounts)
		Per			Per		Per		Per
		Diluted			Diluted		Diluted		Diluted
		Share			Share		Share		Share
GAAP net income/(loss) available
to common stockholders	$ 17,900	$ 1.74		$ (106,136)	$ (10.55)	$ 76,803	$ 7.54	$ (92,962)	$ (9.33)

Less the effects of :
Unrealized gains/(losses) on financial derivatives, net of tax	830	0.08		(6,178)	(0.61)	30,839	3.03	(6,489)	(0.65)
Unrealized gains/(losses) on trading assets, net of tax	16,279	1.59		(9,429)	(0.94)	36,859	3.61	(14,081	(1.41)
Net effects of settlements on agency forward contracts, net of tax	(479)	(0.05)		(162)	(0.02)	(1,672)	(0.16)	345	0.03

Core earnings	$ 1,270	$ 0.12		$ (90,367)	$ (8.98)	$ 10,777	$ 1.06	$ (72,737)	$ (7.30)

Impairment losses on investments	(1,621)	(0.16)		(97,108)	(9.65)	(3,994)	(0.39)	(102,452)	(10.28)

Total	$ 2,891	$ 0.28		$ 6,741	$ 0.67	$ 14,771	$ 1.45	$ 29,715	$ 2.98

During third quarter 2009, Farmer Mac recorded an other-than-temporary impairment loss of $1.6 million to write down the Corporation’s $49.9 million investment in the unsecured debt of HSBC Finance to its fair value of $48.3 million as of September 30, 2009.  Subsequent to September 30, 2009, Farmer Mac sold $20.0 million of the HSBC Finance debt for $19.5 million.  That sale resulted in a loss of $0.5 million on Farmer Mac’s initial investment, but a gain of $0.1 million during fourth quarter 2009 because the sale proceeds exceeded the carrying value that reflected the other-than-temporary impairment loss recorded during third quarter 2009.  To mitigate the credit exposure related to Farmer Mac’s remaining $28.9 million investment in HSBC Finance debt, during fourth quarter 2009 Farmer Mac entered into a credit default swap covering the balance.  The credit default swap protects Farmer Mac against any future default by HSBC Finance and provides an offset to further declines in the fair value of the remaining investment.

More complete information on Farmer Mac’s performance for the quarter ended September 30, 2009 is set forth in the Form 10-Q filed by Farmer Mac with the Securities and Exchange Commission (SEC) earlier today.

Forward-Looking Statements

In addition to historical information, this release includes forward-looking statements that reflect management’s current expectations for Farmer Mac’s future financial results, business prospects and business developments.  Management’s expectations for Farmer Mac’s future necessarily involve a number of assumptions and estimates and the evaluation of risks and uncertainties.  Various factors or events could cause Farmer Mac’s actual results to differ materially from the expectations as expressed or implied by the forward-looking statements, including uncertainties regarding:  (1) the ability of Farmer Mac to increase its capital in an amount and at a cost sufficient to enable it to continue to operate profitably and provide a secondary market for agricultural mortgage and rural utilities loans; (2) the availability of reasonable rates and terms of debt financing to Farmer Mac; (3) fluctuations in the fair value of assets held by Farmer Mac, particularly in volatile markets; (4) legislative or regulatory developments that could affect Farmer Mac; (5) the rate and direction of development of the secondary market for agricultural mortgage and rural utilities loans, including lender interest in Farmer Mac credit products and the Farmer Mac secondary market; (6) the general rate of growth in agricultural mortgage and rural utilities indebtedness; (7) borrower preferences for fixed rate agricultural mortgage indebtedness; (8) increases in general and administrative expenses attributable to changes in the business and regulatory environment, including the hiring of additional personnel with expertise in key functional areas; (9) the severity and duration of current economic and financial conditions generally and within the agricultural and rural utilities sectors in particular; (10) developments in the financial markets, including possible investor, analyst and rating agency reactions to events involving GSEs, including Farmer Mac; and (11) the willingness of investors to invest in Farmer Mac Guaranteed Securities.  Other risk factors are discussed in Farmer Mac’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC on March 16, 2009, and in Farmer Mac’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, as filed with the SEC earlier today.  The forward-looking statements contained in this release represent management’s expectations as of the date of this release.  Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect new information or any future events or circumstances, except as otherwise mandated by the SEC.

Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans, rural utilities loans, and USDA-guaranteed farm program and rural development loans.  Farmer Mac’s Class C non-voting and Class A voting common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively.  Additional information about Farmer Mac (as well as the Form 10-K and Form 10-Q referenced above) is available on Farmer Mac’s website at www.farmermac.com.  The conference call to discuss Farmer Mac’s third quarter 2009 financial results and the Corporation’s Form 10-Q for third quarter 2009 will be webcast on Farmer Mac’s website beginning at 11:00 a.m. eastern time on Tuesday, November 10, 2009.  An audio recording of that call will be available on Farmer Mac’s website for two weeks after the call is concluded.

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